Prospectus Supplement Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-145082

                          PROSPECTUS SUPPLEMENT NO. 12
                             DATED OCTOBER 29, 2008
                      (To Prospectus Dated April 17, 2008)

                       LEGEND INTERNATIONAL HOLDINGS, INC.

                       154,895,487 Shares of Common Stock

      This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated April 17, 2008, of Legend International Holdings, Inc. (the "Company") as supplemented by Supplement No. 11 thereto dated September 3, 2008, Supplement No. 10 thereto dated August 13, 2008, Supplement No. 09 thereto dated August 13, 2008, Supplement No. 08 thereto dated August 8, 2008, Supplement No. 07 thereto dated August 8, 2008, Supplement No. 06 thereto dated August 1, 2008, Supplement No. 05 thereto dated July 18, 2008, Supplement No. 03 thereto dated May 22, 2008, Supplement No. 02 thereto dated May 13, 2008 and Supplement No. 01 thereto dated May 8, 2008. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 01 through 09 thereto. The Prospectus relates to the public sale, from time to time, of up to 154,895,487 shares of our common stock by the selling shareholders identified in the Prospectus.

      The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement No. 01 though 11.

      This prospectus supplement includes the attached Form 8-K dated October 29, 2008 as filed by us with the Securities and Exchange Commission.

      We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated April 17, 2008) is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is October 29, 2008.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 --------------


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 27, 2008

                                 --------------

                       LEGEND INTERNATIONAL HOLDINGS, INC
             (Exact name of registrant as specified in its charter)

                                 --------------

          Delaware                   000-32551                   23-3067904
(State or Other Jurisdiction        (Commission               (I.R.S. Employer
      of Incorporation)             File Number)             Identification No.)

         Level 8, 580 St Kilda Road, Melbourne, Victoria Australia 3004
               (Address of Principal Executive Office) (Zip Code)

                                 61-3-8532-2866
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

Item 5.02: Departure of Directors or Certain Officers; Election of
           Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2008, Legend International Holdings, Inc., a Delaware corporation (the "Company") announced that it had appointed Mr. Edward Walker, age 36, to the position of Project Manager for the Company's Queensland phosphate operations.

Mr Walker has acquired extensive international experience in the mining and water sectors via a number of senior engineering and project manager roles in international organisations. Mr Walker spent over 10 years in senior engineering roles in Australia and the United Kingdom before spending two years as a senior project manager of an Iron Ore Mining project run by Brazilian company Bahia Mineracao Limitada (BML). He then moved to a multi-disciplinary engineering firm Parsons Brinkerhoff as a Principal Engineer responsible for business development and delivery of client projects. He has excelled in all his positions. Mr Walker has a Bachelor of Engineering (Civil) from Swinburne University of Technology and an Executive MBA from the Business School of Sao Paulo.


Item 8.01: Other Events

On October 27, 2008, the Company entered into a Heads of Agreement with Mt Isa Metals Ltd ("MET") for the formation of a Joint Venture ("JV") over each party's respective interest in tenements overlying the D-Tree phosphate deposit.

Under the JV, Legend will contribute tenements EPM 14753, EPMA's 17333, 17437, 17443 and 17446, and, MET will contribute tenement EPM 15763 (D- Tree West).

Legend will manage and hold an 80% interest in the JV and MET will hold a 20% contributing interest in the JV. Significantly, the JV will also have access to plant and infrastructure at Legend's 100% owned proposed Lady Annie phosphate development, which lies 9 miles to the east of D-Tree.

The Heads of Agreement is to be replaced by a formal JV agreement, which is expected to be finalised within 30 days.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        LEGEND INTERNATIONAL HOLDINGS, INC.
                                        (Company)

                                        By: /s/ Peter Lee
                                            ------------------------------------
                                            Peter Lee
                                            Secretary


Dated: October 29, 2008